EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the AES Corporation’s Registration Statements (Form S-8 No.’s 333-179701, 333-82306, 333-115028, 333-135128, and 333-156242) pertaining to the Employees’ Thrift Plan of Indianapolis Power & Light Company of our report dated June 26, 2023, with respect to the financial statements and schedule of the Employees’ Thrift Plan of Indianapolis Power & Light Company included in this Annual Report (Form 11-K) for the year ended December 31, 2022.
/s/ ERNST & YOUNG LLP
Indianapolis, Indiana
June 26, 2023